EXHIBIT 99.2

GENIUS PRODUCTS, LLC EXPANDS ITS DISTRIBUTION INTO DIRECT MARKETING WITH ACQUISITION OF
CASTALIAN FROM EMI NORTH AMERICA

Genius Products, LLC Acquires Castalian, a Vertically Integrated Direct Response Marketing Company

Acquisition Expected to Add in Excess of $20 Million in Revenue and Be Accretive to Earnings in Fiscal Year 2007

SANTA MONICA, Calif. - May 16, 2007 -- Genius Products, Inc. (OTCBB: GNPI) announced that Genius Products, LLC has acquired Castalian Music from EMI North America. Castalian is a fully integrated direct response TV marketing and fulfillment service for the music and video entertainment industry. Excluding potential synergies, for fiscal year 2007, Genius expects the acquisition to add in excess of $20 million in gross revenue to Genius Products, LLC and is expected to be accretive to earnings in fiscal 2007. Terms of the deal were not disclosed.

The announcement was made by Trevor Drinkwater, President and CEO of Genius Products, Inc., and Chairman of the Board Stephen K. Bannon, and by Anita Stewart Eisenberg, Castalian’s Founder and current COO/CMO and Leslie Hill, Castalian’s President.

“We constantly strive to maximize current and future revenue streams for our content partners by delivering their entertainment product to the proper audience through the appropriate channels, and we believe this acquisition offers a tremendous opportunity to expand our reach to the consumer,” stated Mr. Drinkwater. “Direct response marketing through television and/or the internet is a natural progression for our company and Castalian, being the market leader in the music and video direct response business, enables us to achieve this goal quickly and significantly.”

The Castalian acquisition is expected to add to earnings and offers Genius Products, LLC an immediate entry into the entertainment related direct response business. The acquisition provides Genius Products, LLC with a full service customer call center, music and video distribution center, in-house commercial production and ad agency, providing content partners with a vertically integrated solution for direct response campaigns. Castalian’s current management team will continue to run the division. The management team includes the current President Leslie Hill and founder and current COO, Anita Eisenberg Stewart.

“Our entire organization is excited to be part of the fastest growing company in the entertainment industry,” commented Leslie Hill, Castalian’s President, and Anita Eisenberg Stewart, Castalian’s founder and new COO/CMO. “The proven business model we have created offers Genius Products and its wide array of content partners a great opportunity to expand its distribution.”

In conjunction with this acquisition, Martin Tudor, CEO of the Tudor Group, was hired to leverage Genius Products’ current content with Castalian’s distribution channels.

“Castalian has set the benchmark for the entire entertainment related direct response business, having access to Genius’ assets will ensure Castalian its leadership position in the industry and provide us with the foundation for continued growth,” said Mr. Tudor.

“Our vision has always been to provide the most strategic and comprehensive distribution for our content partners’ entertainment offerings through a variety of effective delivery methods,” stated Stephen K. Bannon, Chairman of the Board of Genius Products, Inc. “The addition of Castalian’s new distribution opportunities will greatly enhance our offering and enable us to be even more valuable to current and future content partners in our four verticals of Sports, Family/Faith, Lifestyle and Independent Film.”

Mr. Bannon added, “We are excited that the entire senior management team of Castalian will be joining us for this exciting opportunity. They have assembled a proven team and we look forward to working with them to continue to be the dominant player in direct response marketing of music and video.”

About Genius Products
Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme(TM), Discovery Kids(TM), Dragon Dynasty(TM), Dimension Films(TM), ESPN®, IFC®, RHI Entertainment(TM), Sesame Workshop®, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our revenues and earnings and those of Castalian Music, the anticipated growth in revenues as a result of the acquisition of Castalian Music, our ability to leverage the acquisition of Castalian Music to offer our content partners alternative distribution opportunities and our and Castalian’s ability to successfully position ourselves as a leader in the entertainment related direct response business. Actual results could vary for many reasons, including but not limited to, the unpredictability of audience demand, the popularity and success of our, and Castalian Music’s, titles, our ability to perform under the terms of our agreement with our content providers, our ability to continue to manage our significant growth and to integrate the Castalian Music division into our existing business, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100

GNPI-- Media Relations
Alecia Pulman, 203-682-8200